Exhibit 5.1

To the Board of Directors

of Orion Engineered Carbons S.A.

15, rue Edward Steichen

L-2540 Luxembourg

Grand Duchy of Luxembourg

Luxembourg, 29 July 2014

Your ref. : /

Our ref. : 57224/ #11518440

laurent.schummer@arendt.com

Tel. : (352) 40 78 78-7710

Fax : (352) 40 78 04-880

ORION ENGINEERED Carbons S.A. – Post-Effective Amendment No. 1 to F1 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Orion Engineered Carbons S.A., a société anonyme, having its registered office at 15, rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 160 558, (the “Company”) in connection with post-effective amendment no. 1 (the “Amendment”) to the Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 relating to the offering by the Selling Shareholder (as this term is defined in the Registration Statement) of 22,425,000 common shares (the “Offered Shares”) of the Company, each with no par value.

We have reviewed, and relied on, (i) the resolutions adopted by the shareholders of the Company on 25 July 2014 at an extraordinary general meeting (the “EGM 1”) approving inter alia the increase of the Company’s share capital and the issuance of new shares, (ii) the resolutions adopted by the shareholders of the Company on 28 July 2014 at an extraordinary general meeting (the “EGM 2”) approving inter alia the creation of an authorized share capital and the change of legal form of the Company from a private limited liability company (société à responsabilité limitée) to a joint stock corporation (société anonyme) under the laws of the Grand Duchy of Luxembourg and (iii) the consolidated articles of association of the Company reflecting the changes approved by the EGM 1 and the EGM 2 (the “Restated Articles of Association”), that have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a validly existing as a société anonyme under the laws of the Grand Duchy of Luxembourg.

2. The Offered Shares being offered by the Selling Shareholders are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Validity of Common Shares” and “Certain Taxation Considerations” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of the Luxembourg Bar.

Very truly yours,

/s/ Laurent Schummer

By and on behalf of Arendt & Medernach SA

Laurent Schummer

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